                                                                  Exhibit (b)(3)

                                                              ISO 9001 Certified
            BUSINESS SOLUTIONS THROUGH INFORMATION TECHNOLOGY


[CGI LOGO]                                           CGI Group Inc.
                                                     1130 Sherbrooke Street West
                                                     5th Floor
                                                     Montreal, Quebec
                                                     H3A 2MB

                                                     Tel. (514) 841-3200
                                                     Fax  (514) 841-3299
                                                     http://www.cgi.ca

Montreal, December 19, 2003


CANADIAN IMPERIAL BANK OF COMMERCE,
as Agent
BCE Place
Canada Trust Tower
161 Bay Street, 8th Floor
Toronto (Ontario) M5J 2S8


Attention: Mr. Warren Lobo, Director

Dear Sir:

       RE: Amendment request with respect to the credit agreement dated as of November 12, 2002 (the "INITIAL CREDIT AGREEMENT") entered into among CGI Group Inc., as borrower (the "BORROWER"), the Lenders defined therein and Canadian Imperial Bank of Commerce, as administrative agent (the "AGENT"), as amended by a first amending agreement dated as of June 13, 2003 (the "FIRST AMENDING AGREEMENT") entered into among the Borrower, the Lenders defined therein and the Agent (the Initial Credit Agreement, as amended by the First Amending Agreement, is hereinafter defined as the "CREDIT AGREEMENT").

The Borrower hereby requests that the Agent and the Lenders approve the following proposed amendment to the Credit Agreement:

       - In order to be consistent with the Facility A Commitment of Canadian Imperial Bank of Commerce, as Swing Line Lender, that the definition of "Swing Line Advances" at subsection 1.1.108 of the Credit Agreement be amended to delete the amount of "Cdn.$30,000,000" and replace it with the amount of "Cdn.$28,900,000" (the "REQUESTED AMENDMENT").

The Borrower hereby requests that the Agent obtain the consent of the Majority Lenders to approve the Requested Amendment and confirm in writing its approval, along with the required amendment documentation, no later than December 31, 2003. Once the Agent has obtained the approval of the Majority Lenders and has evidenced such consent by returning an executed copy of this letter, the Requested Amendment will become effective without the need for any additional amending documentation, such that this letter will become the Second Amending Agreement to the Credit Agreement and may be referred to as such.

Terms not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement.

Yours very truly,


CGI GROUP INC.


per: /s/ Jacques Roy                       /s/ Andre Imbeau
    -----------------------------------    Andre Imbeau
    Jacques Roy                            Executive Vice-President, Treasurer
    Senior Vice-President Finance &        and CFO
    Treasury

CANADIAN IMPERIAL BANK OF COMMERCE, acting as Agent, confirms that it has received the consent of the Majority Lenders to the Requested Amendment on Dec. 23, 2003.


CANADIAN IMPERIAL BANK OF
COMMERCE, AS AGENT


per:  /s/ Warren Lobo
    ----------------------------------
    Warren Lobo
    Director